Exhibit (e)(1)

LATHAM•WATKINSLLP

VERTRAULICHKEITSVEREINBARUNG

zwischen

Schering AG, 13342 Berlin

(,,Schering“),

und

Bayer AG, 51368 Leverkusen

(,,Bayer“)

(Schering and Bayer gemeinsam die ,,Parteien“).

Vorbemerkung;

1.	Die Merck KGaA (,,Merek“) hat am 13. Mãrz 2006 ihre Entscheidung zur Abgabe eines öffentlichen Übemahmeangebots gemäß § 29 Abs. 1 WpÜG an die Aktionäre von Schering (das ,,Übermnahmeangebot“) veröffentlicht. In dem Übermahmeangebot will Merck eine Gegenleistung in Geld in Höhe von € 77,00 je Schering-Aktie anbieten.

2.	Die Parteien wollen in Gespräche eintreten, um Möglichkelten and Voraussetzungen eines Gegenangebots durch Bayer oder ein zu 100 % von Bayer gehaltenes Unternehmen (das ,,Gegenangebot“) zu sondieren (die ,,Sondierung”).

3.	Im zuge dieser Gespráche wird Schering Bayer Vertrauilche Informationen im Sinne von § 1 (1) dieser Vereinbarung zur Verfugung stellen. Außerdem erwägt Schering, Bayer auch nach einer Entscheidung zur Abgabe des Gegenangebots gemäß § 10 Abs.

LATHAM•WATKINSLLP

I S. I WpÜG (die ,,Übernahmeentscheidung”) in Zusammenhang mit dem Gegenangebot Vertrauliche Informationen im Sinne von § 1 (1) dieser Vereinbarung zür Verfugung zu stellen.

4.	Bayer hat noch nicht über die Abgabe eines Gegenangebots entschieden.

Dies vorausgeschickt, vereinbaren die Parteien, was folgt:

§ 1

Vertraulichkeit

1.	Bayer verpflichtet sich, sämtliche Informationen, die Bayer von Schering zum Zweck der Sondierung oder nach der Übernahmeentscheidung in Zusammenhang mit dem Gegenangebot zur Verfugung gesteilt werden und von denen Bayer nicht schon zuvor Kenntnis hatte und die nicht öffentlich bekannt sind (die ,,Vertraulichen Informationen“), vertraulich zu behandein. Die Einzelheiten sind in dem beigefugten Confidentiality Agreement geregelt.

2.	Die Parteien sind verpflichtet, diese Vereinbarung, ihren Abschluss und ihren Inhult sowie die zwischen ihnen stattfindenden Gespräche, insbesondere Indikationen über die Höhe eines möglichen Gegenangebots, vertraulich zu behandeln. Die Verpflichtung der Parteien gamäß § diesem § 1 (2) erlischt im Zeitpunkt der Veröffentlichung der Entscheidung zur Abgabe des Gegenangebots gemäß § 10 Abs. 3 S. 1 WpÜG. Im Übrigen gilt Section 4 des Confidentiality Agreement entsprechend.

3.	Sollten vor Veröffentliochung der Übernahmeentscheidung Informationen in den Markt gelangen, die eine Stellungnahme der Parteien erforderlich machen, werden sich die Parteien gegenseitig informieren und ihre Kommunikation gegenüber Dritten abstimmen.

§ 2

Keine Augebotspflicht

Bayer ist nicht verpflichtet, das Gegenangebot abzugeben.

2

LATHAM•WATKINSLLP

§ 3

Verschiedenes

1.	Ánderungen und Eränzungen díeser Vereinbarung – einschließlich dieser Klausel – bedürfen der Schriftform, soweit das Gesetz keine strengere Form vorsieht.

2.	Sollten Bestimmungen dieser Vereinbarung unwirksam sein oder werden oder sollte diese Vereinbarung eine Regelungslücke enthalten, wird hierdurch die Wirksamkeit der Vereinbarung im übrigen nicht berührt. In diesem Fall sind die Parteien verpflichtet, eine wirksame Bestimmung zu vereinbaren, die dem wirtschaftlich am nächsten kommt, was díe Parteien vereinbart hätten, hätten sie die Unwirksamkeit der Bestimmung oder die Regelungslücke bei Abschluss dieser Vereinbarung gekannt.

3.	Ausschließlicher Gerichtsstand fur alle Streitigkeiten in Zusammenbang mit dieser Vereinbarung ist Berlin.

Berlin, 19. März 2006

(Scharing AG)	(Bayer AG)

3

Confidentiality Agreement

between

Schering AG
13353 Berlin
(“Schering”)
and
Bayer AG
51368 Leverkusen
(“Recipient”)

1.	Purpose of the Confidentiality Agreement

In connection with an evaluation of the possibility of an acquisition of shares of Schering (the “Proposed Transaction”), Schering and/or Schering’s advisors and/or companies affiliated with Schering as set out in Sections 15 et seq. Stock Corporation Act (Aktiengesetz) (such companies, including Schering, collectively, the “Affiliates”) will furnish the Recipient with confidential information.

In view of the economic value of such confidential information for Schering, the Recipient undertakes (i) to keep such information confidential and (ii) to use the confidential information only for the purpose of evaluating the Proposed Transaction.

2.	Confidential Information

For purposes of this agreement, the term “Confidential Information” shall include (i) all information (whether prepared by Schering or otherwise) furnished to the Recipient by or on behalf of Schering, its Affiliates or Schering’s advisors, regardless of whether such information is furnished in writing, orally, in electronic form or otherwise, and (ii) all analyses, compilations, studies or other documents (regardless of the form in which any such analyses, compilations, studies or other documents are maintained) prepared by the Recipient or any of Recipient’s affiliates, officers, directors, employees or financial or legal advisors which contain or otherwise reflect any information as referred to in (i). In particular, Confidential Information shall include without limitation all information about the business, business processes, products, R&D activities, etc. of Schering and Schering’s Affiliates.

Confidentiality Agreement

3.	Exceptions

“Confidential Information” does not include any information which

3.1	at the date of the execution of this agreement was publicly known or publicly available or thereafter becomes publicly known or publicly available without any violation of this agreement on the part of the Recipient or any of its officers, directors, employees or legal, financial or other advisors;

3.2	is or becomes available to the Recipient from a source other than Schering or its Affiliates or Schering’s advisors, provided that, to the Recipient’s knowledge after reasonable inquiry, such source was not prohibited from disclosing such information to the Recipient by a legal, contractual or fiduciary obligation owed to Schering;

3.3	can be proven by the Recipient to be known by him or any of its affiliates, representatives or advisors prior to the disclosure of such information by Schering or any of its Affiliates or advisors; or

3.4	Schering has consented to be disclosed.

4.	Permitted Disclosure

4.1	Subject to the conditions set forth in Section 6, Confidential Information shall only be disclosed to

4.1.1	the Recipient’s officers, directors, employees, financial and legal advisors (including, but not limited to, investment banks, lawyers, tax advisors and accountants) and financing institutions who need to know such Confidential Information for the purposes of assisting the Recipient in its evaluation of the Proposed Transaction (collectively, the “Authorized Recipients”);

4.1.2	the public, public authorities and courts to which the Recipient is under a mandatory obligation to disclose Confidential Information.

4.2	The Recipient shall promptly inform Schering if the Recipient obtains knowledge, or has reason to believe, that Confidential Information has or may have been made available to non-authorized third parties.

Confidentiality Agreement

5.	Disclosure to and Liability for Authorized Recipients

5.1	The Recipient shall transmit Confidential Information to the Authorized Recipients only if the Recipient has ensured by means of appropriate arrangements with the Authorized Recipients that they will observe the confidentiality obligations set forth in this agreement to the same extent as if they were parties hereto.

5.2	The Recipient shall in an appropriate manner monitor the maintenance of secrecy of the Confidential Information by Authorized Recipients.

6.	Scope of the Confidentiality Obligation

In particular, the scope of the confidentiality obligation includes, without limitation, that

6.1	the Confidential Information will only be used in connection with the evaluation of the Proposed Transaction and shall be made available only to those of the Recipient’s Authorized Recipients who participate in such evaluation;

6.2	the Confidential Information shall be kept strictly confidential and shall not be disclosed, in whole or in part, to any person, except as permitted in this agreement;

6.3	any duplication of Confidential Information shall be limited to the extent absolutely necessary;

6.4	the Confidential Information shall not be used by the Recipient and its Authorized Recipients or third parties in which the Recipient has an interest or to which the Recipient has other contractual relationships, directly or indirectly, for any purpose other than permitted under the terms of this agreement, in particular not for competition purposes;

6.5	the Recipient and its Authorized Recipients shall not contact any of the directors, employees and advisors of Schering or of its Affiliates in the context of the Proposed Transaction unless they have been specifically designated by Schering for this purpose; and

6.6	the Recipient shall take all appropriate action to prevent the non-authorized access of third parties to Confidential Information.

Confidentiality Agreement

3

7.	Obligation to Return/Destroy

Should the Recipient determine not to pursue the Proposed Transaction, the Recipient will promptly notify Schering of such decision. At the time of such notice, or if, at any earlier time, Schering so directs (whether or not the Recipient determines to pursue the Proposed Transaction), the Recipient and its Authorized Recipients will, as far as technically reasonably possible, promptly return to Schering all Confidential Information including all copies, extracts or other reproductions (regardless of the form in which such reproductions are maintained) or, if Schering so directs, Recipient and its Authorized Recipients will destroy such Confidential Information. Confidential Information which consists of analyses, compilations, studies or other documents (regardless of the form in which any such analyses, compilations, studies or other documents are maintained) prepared by Recipient or any of its Authorized Recipients (the “Analyses”) shall in any case be destroyed. Upon Schering’s request, the Recipient shall confirm in writing his compliance with the requirements set forth in this Section 7.

8.	Exclusion of Liability

Neither Schering nor its shareholders, Affiliates or advisors nor any of their respective directors or employees or representatives shall be liable for the completeness and accuracy of the Confidential Information or non-confidential information which were made available to the Recipient or any of its Authorized Recipients. It is in the Recipient’s sole responsibility to evaluate the Proposed Transaction. Neither Schering, its board members or employees nor Schering’s Affiliates or advisors shall have any liability to the Recipient or its Authorized Recipients for any damages relating to or arising from their use of Confidential Information or non-confidential information which were made available to them.

9.	Insider Trading

The Recipient is aware that the Confidential Information or part thereof may constitute insider information (Insiderinformationen) as defined in Section 13 (1) of the Securities Trading Act (Wertpapierhandelsgesetz). The Recipient will take or has taken appropriate steps to ensure that all Authorized Recipients and other persons who may have gained knowledge of Confidential Information through the Recipient or his Authorized Recipients will comply with all restrictions applying to insider information under the Securities Trading Act.

10.	Term

This agreement shall remain in effect until the earlier of (i) the fifth anniversary of the date hereof or (ii) the date of the consummation of any of the Proposed Transaction involving the Recipient.

Confidentiality Agreement

11.	Amendments

Amendments and additions to this Confidentiality Agreement are only valid if they have been made in writing. This also applies to a waiver of this written form requirement.

12.	Severability

Should any provision of this Confidentiality Agreement, in whole or in part, be or become invalid or unenforceable, the validity of the remaining provisions shall not be affected. In lieu of the invalid or unenforceable provision a provision shall apply which, to the extent legally possibly, comes as close as possible to what the parties had intended or would have intended, according to the spirit and purpose of this Agreement, if they had considered the matter.

13.	Governing Law and Jurisdiction

This Confidentiality Agreement shall be governed by, and construed in accordance with, the laws of Germany. The courts of Berlin shall have exclusive jurisdiction. At the choice of Schering, Recipient may also be sued at its seat of registered office.

Berlin, March 19, 2006	Schering AG

By:

By:

Bayer AG

By:

By:

Confidentiality Agreement